Exhibit 2.1

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment (this “Amendment”) to that certain Business Combination Agreement, dated as of November 16, 2021, by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”) and Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”) (such agreement, as amended on April 13, 2022, the “Business Combination Agreement”), is made and entered into as of August 1, 2022 by and among New PubCo, the Merger Subs, the Company and SPAC (collectively referred to herein as the “Parties”). Capitalized terms in this Amendment that are used but not otherwise defined herein shall have the respective meanings given to them in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Business Combination Agreement; and

WHEREAS, Section 11.12 of the Business Combination Agreement provides that the Business Combination Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment and the Business Combination Agreement, for other good and valuable consideration, the value, receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AMENDMENTS

1. Effective as of the date of this Amendment, the Business Combination Agreement is hereby amended as follows:

a.	Schedule I to the Business Combination Agreement is hereby deleted and replaced in its entirety with the Exhibit A attached hereto.

b.	The sixteenth paragraph in the Recitals to the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo, SPAC Sponsor and certain affiliate shareholders of the Company have entered into a shareholders agreement, which shareholders agreement was subsequently amended and restated in its entirety on April 13, 2022 by an Amended and Restated Shareholders Agreement by and among New PubCo, SPAC Sponsor and certain affiliate shareholders of the Company, and further amended and restated in its entirety on August 1, 2022 by an Second Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit G (the “Shareholders Agreement”) by and among New PubCo, SPAC Sponsor and certain affiliate shareholders of the Company;”

c.	Exhibit G to the Business Combination Agreement is hereby deleted and replaced in its entirety with the Exhibit B attached hereto.

2. Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Business Combination Agreement are and will remain in full force and effect and, as hereby amended, are hereby ratified and confirmed by the parties to the Business Combination Agreement and this Amendment in all respects. Without limiting the generality of the foregoing, the amendments, modifications and/or supplements contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of any party to the Business Combination Agreement that would require the waiver or consent of any other party to the Business Combination Agreement. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Business Combination Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Business Combination Agreement and the other Transaction Agreements will mean and be a reference to the Business Combination Agreement, as amended, modified and/or supplemented by this Amendment.

3. In the event of any inconsistency or conflict between the terms and provisions of the Business Combination Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

4. The Business Combination Agreement as amended by this Amendment, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules thereto and hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter thereof and hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter thereof and hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 3.8 of Business Combination Agreement, Section 7.12 of Business Combination Agreement and this paragraph 4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors,

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officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this paragraph 4.

5. The provisions contained in Sections 11.7 (Governing Law) and 11.8 (Consent to Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

6. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date hereof.

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Alec Oxenford
Name:	Alec Oxenford
Title:	Manager

ALPHA MERGER SUB I COMPANY

By:	/s/ Alec Oxenford
Name:	Alec Oxenford
Title:	Manager

ALPHA MERGER SUB II COMPANY

By:	/s/ Alec Oxenford
Name:	Alec Oxenford
Title:	Manager

ALPHA MERGER SUB III COMPANY

By:	/s/ Alec Oxenford
Name:	Alec Oxenford
Title:	Manager

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name:	Rafael Steinhauser
Title:	Director

[Signature Page to Second Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date hereof.

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo dos Santos Poça D’Água
Name:	Leonardo dos Santos Poça D’Água
Title:	Chief Executive Officer

By:	/s/ Adriano Alcalde
Name:	Adriano Alcalde
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Business Combination Agreement]

Exhibit A

Earn-Out Participants

SCHEDULE I

Earn-Out Participants

Total Shares		2,500,000
(i)
1	Leonardo dos Santos Poça D´Água	625,000	50%
2	Dorival Dourado Junior	12,500	1%
3	André Santos Capovilla	12,500	1%
4	Andre Guimarães Frederico	37,500	3%
5	Adriano Alcalde	62,500	5%
6	Juliana de Lira Inaba Scarpellini	12,500	1%
7	Henrique Eduardo Guerreiro	12,500	1%
8	Eduardo Escandura Pereira	12,500	1%
9	Silvio Mota	25,000	2%
10	Enio Faria de Toledo Moraes	25,000	2%
11	Luciano Nero Dolenc	25,000	2%
12	Mathias Rech dos Santos	37,500	3%
14	Leandro dos Santos Poça D´Água	62,500	5%
15	Anselmo Ressel	25,000	2%
16	Luiz Fernando Ohara Kamogawa	12,500	1%
17	João Paulo Taves da Silva	12,500	1%
18	Guilherme Garcia	12,500	1%
19	Reserved	225,000	18%
	Subtotal	1,250,000
(ii)
1	Leonardo dos Santos Poça D´Água	625,000	50%
2	Dorival Dourado Junior	12,500	1%
3	André Santos Capovilla	12,500	1%
4	Andre Guimarães Frederico	37,500	3%
5	Adriano Alcalde	62,500	5%
6	Juliana de Lira Inaba Scarpellini	12,500	1%
7	Henrique Eduardo Guerreiro	12,500	1%
8	Eduardo Escandura Pereira	12,500	1%
9	Silvio Mota	25,000	2%
10	Enio Faria de Toledo Moraes	25,000	2%
11	Luciano Nero Dolenc	25,000	2%
12	Mathias Rech dos Santos	37,500	3%
14	Leandro dos Santos Poça D´Água	62,500	5%
15	Anselmo Ressel	25,000	2%
16	Luiz Fernando Ohara Kamogawa	12,500	1%
17	João Paulo Taves da Silva	12,500	1%
18	Guilherme Garcia	12,500	1%
19	Reserved	225,000	18%
	Subtotal	1,250,000

Exhibit B

Second Amended and Restated Shareholders Agreement

[See attached.]

SECOND AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

This Second Amended and Restated Shareholders Agreement (this “Agreement”) is made and entered into as of August 1, 2022, by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands (together with DDT Investments Ltd. and Cumorah Group Ltd., the “Founders”), Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil (“Crescera”), Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil (“Inovabra” and, together with Crescera, the “Growth Investors”), and Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with Company, the Founders and the Growth Investors, the “Parties”, and each a “Party”).

WHEREAS, pursuant to the Business Combination Agreement, dated as of the date hereof (the “BCA”), by and among the Company, Semantix Tecnologia em Sistema de Informação S.A. (“Semantix”), Alpha Capital Acquisition Company (the “SPAC”), Alpha Merger Sub I Company (“First Merger Sub”), Alpha Merger Sub II Company (“Second Merger Sub”) and Alpha Merger Sub III Company (“Third Merger Sub”), Semantix and the SPAC have agreed to consummate a series of transactions which will result in (i) First Merger Sub merging with and into SPAC, with SPAC surviving as a direct wholly owned subsidiary of the Company, (ii) SPAC merging with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of the Company and (iii) Third Merger Sub merging with and into an exempted company incorporated with limited liability in the Cayman Islands (“Newco”) to be formed by Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil, with Newco surviving as a direct wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, immediately following the closing of the Business Combination, the Founders, Crescera, Inovabra and the Sponsor will, collectively, hold a majority of the issued and outstanding Shares (as defined below);

WHEREAS, pursuant to the BCA, the Parties entered into that certain Amended and Restated Shareholders Agreement dated April 13, 2022, by and among the Company, the Founders, the Growth Investors and the Sponsor (the “Prior Agreement”), to provide for, among other things, certain governance matters and other rights and obligations associated with the ownership of Shares;

WHEREAS, Section 1.1 and Section 2.1 of the Prior Agreement may be amended at any time by the execution of an instrument in writing signed on behalf of each of the Company, the Founders, the Growth Investors and the Sponsor; and

WHEREAS, the Company, the Founders, the Growth Investors and the Sponsor wish to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties further agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, no Party to this Agreement shall be deemed to be an Affiliate of the Company or any of the Company’s Subsidiaries solely as a result of its ownership of Shares.

“Agreement” shall have the meaning specified in the preamble hereto.

“BCA” shall have the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or São Paulo, Brazil are authorized or required by Law to close.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Public Documents” has the meaning specified in Section 4.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of Nasdaq.

“Crescera” shall have the meaning specified in the preamble hereto.

“Crescera Director” means any Director who was appointed or nominated to the Board by Crescera pursuant to, and in accordance with, Section 2.1.

“Crescera Group” means (i) Crescera or (ii) any Affiliates controlled or managed by Crescera or by the same investment managers of Crescera, including, for the avoidance of doubt, any fund or account managed by the same managers as Crescera.

“Director” has the meaning specified in Section 2.1(a).

“Effective Date” has the meaning specified in Section 5.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Founders” shall have the meaning specified in the preamble hereto.

“Founders Directors” means each of the Directors who were appointed or nominated to the Board by the Founders pursuant to, and in accordance with, Section 2.1.

“Founders Group” means the Founders and their respective Affiliates.

“Founders Independent Directors” means the Founders Directors who satisfy the Independent Requirements.

“Group” means, with respect to Crescera, the Crescera Group; with respect to the Founders, the Founders Group; with respect to Inovabra, the Inovabra Group; and, with respect to the Sponsor, the Sponsor Group.

“Growth Investors” shall have the meaning specified in the preamble hereto.

“Growth Investors Directors” means the Crescera Director and the Inovabra Director, collectively.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Independent Requirements” means the independent requirements applicable to audit committee members of “foreign private issuers” (as defined in Rule 3b-4 of the Exchange Act) as set forth in Rule 10A-3 under the Exchange Act.

“Inovabra” shall have the meaning specified in the preamble hereto.

“Inovabra Director” means any Directors who was appointed or nominated to the Board by Inovabra pursuant to, and in accordance with, Section 2.1.

“Inovabra Group” means (i) Inovabra or (ii) any Affiliates controlled or managed by Inovabra or by the same investment managers of Inovabra, including, for the avoidance of doubt, any fund or account managed by the same managers as Inovabra..

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Organizational Documents; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result; provided, that, solely in the case of the Sponsor Group, in no event shall “Necessary Action” require any member of the Sponsor Group to commit to voting or providing a written consent or proxy with respect to any Shares held by any member of the Sponsor Group or otherwise committing to the taking of any action that would be reasonably likely to, in the Sponsor’s good faith determination, require the Sponsor to be a member of any “group” for purposes of Section 13(d) of the Exchange Act (other than any “group” comprised solely of members of the Sponsor Group).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Organizational Documents” means, with respect to the Company and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association, bylaws or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Party” shall have the meaning set forth in the preamble hereto.

“Permanent Disability” means, with respect to an individual, if he or she is legally incompetent or unable to manage his or her financial affairs for a ninety (90) day period. The determination of mental competency by such individual’s attending physician may be conclusively relied upon by the parties hereto. An individual shall be deemed Permanently Disabled as of the earlier of a) the determination of legal incapacity by a court of competent jurisdiction or (b) the expiration of such ninety (90) day period.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, shareholders, partners, employees, agents and authorized representatives.

“Shares” means ordinary shares of the Company, par value of $0.001 each.

“Sponsor” has the meaning specified in the preamble hereto.

“Sponsor Director” means any Director who was appointed or nominated to the Board by the Sponsor pursuant to, and in accordance with, Section 2.1.

“Sponsor Group” means the Sponsor and any Affiliates of the Sponsor.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Transaction Agreements” means this Agreement and the Transaction Agreements (as defined in the BCA).

“Transfer” means, with respect to any securities, to sell, assign, transfer, pledge or otherwise dispose of such securities.

“Transferee” shall have the meaning specified in Section 7.4.

ARTICLE II

BOARD MATTERS; APPROVAL RIGHTS

Section 2.1 Initial Board Composition.

(a) As of the Effective Date, the initial number of directors of the Board (each, a “Director”) shall be seven (7).

(b) In accordance with the Company’s Organizational Documents, as of the Effective Date, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board.

(c) The Parties shall take all Necessary Action to cause the initial composition of the Board, as of the Effective Date, to be divided into Class I, Class II and Class III, as follows:

(i) the Class I Directors shall be comprised of two (2) Founders Independent Directors;

(ii) the Class II Directors shall be comprised of the Crescera Director and the Inovabra Director; and

(iii) the Class III Directors shall be comprised of the Sponsor Director and the two (2) remaining Founders Directors; provided, that if the Sponsor Director does not comply with the Independent Requirements, one (1) out of the two (2) Founders Directors who are Class III Directors shall comply with the Independent Requirements.

(d) The initial term of the Class I Directors shall expire at the first (1st) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. Thereafter, at each succeeding annual general meeting of the Company, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office pursuant to the appointment rights set forth in Sections 2.1(b) and 2.1(c) above, except that (i) the Sponsor’s appointment right to appoint the Sponsor Director pursuant to Section 2.1(c)(iii) shall terminate following the expiration of the initial term of the Sponsor Director, and (ii) the Founders shall have the right to appoint one (1) additional Founders Director to replace the Sponsor Director; provided, that if the Sponsor Director to be replaced meets the Independent Requirements, then the Founders Director to replace such Sponsor Director shall be a Founders Independent Director.

Section 2.2 Founders, Growth Investors and Sponsor Representation.

(a) For so long as (i) the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, at the request of each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, each such other Party (excluding, for the avoidance of doubt, the Sponsor) shall take all Necessary Action to (i) include in the slate of nominees proposed by the Board for election as Directors at each applicable annual or special meeting of shareholders at which Directors are to be elected such number of individuals nominated by each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding so that, if elected, there will be a number of Founders Directors, the Crescera Director or the Inovabra Director, as applicable, in accordance with Section 2.1; (ii) to include such individuals in the Company’s proxy or similar materials and form of proxy (or equivalent thereof) disseminated to shareholders in connection with the election of Directors at each applicable annual or special meeting of shareholders held for the election of Directors; and (iii) cause the election of each such individuals to the Board, including nominating such individuals to be elected as directors and by soliciting proxies in favor of the election of such individuals.

(b) If at any time any of the Founders Group, the Crescera Group or the Inovabra Group, respectively, holds a number of Shares then issued and outstanding representing less than the minimum percentages set forth in Section 2.2(a) above so that the rights provided therein no longer apply, but which are at least five percent (5%) of the Shares then issued and outstanding, then any Director previously nominated by each such Party whose Group holds less than seven and one-half percent (7.5%) but at least five percent (5%) of the Shares then issued and outstanding, and then serving on the Board, shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

(c) During the term of the Sponsor Director, Sponsor shall have the right to designate two (2) observers at any and all meetings of the Board (but, for the avoidance of doubt, such observers will not be entitled to attend any meetings of any committees thereof except to the extent invited by such committee), in Sponsor’s sole discretion. Such observers shall be entitled to receive all notices and materials provided to Directors, and have the same access and information rights as a Director; provided, that such observers shall not be entitled to receive any notices, materials, information or access to the extent providing such notices, materials, information or access, as applicable, would result in the waiver of any applicable privilege. Such observers will not have voting rights or fiduciary obligations to the Company, its Subsidiaries or their equity holders, but shall be bound by the same confidentiality obligations as the Directors.

(d) If at any time any of the Founders Group, the Crescera Group or the Inovabra Group, respectively, holds a number of Shares then issued and outstanding representing less than five percent (5%) of the Shares then issued and outstanding, the Agreement will terminate and be of no further force and effect with respect to such Party pursuant to Section 6.1(b) and any Director previously nominated by each such Party whose Group holds less than five percent (5%) of the Shares then issued and outstanding and then serving on the Board shall be required to resign from the Board if so requested by any of the other Parties hereto whose Group holds at least five percent (5%) of the Shares then issued and outstanding.

(e) Any Sponsor Director serving on the Board and any Board observers designated by the Sponsor shall be required to resign following the termination of this Agreement with respect to the Sponsor pursuant to Section 6.1(b) below.

Section 2.3 No Liability to Founders, Growth Investors or Sponsor. None of the Founders, the Growth Investors, the Sponsor or any of their respective Affiliates shall have any liability as a result of appointing a person as a director, nor for any act or omission by such appointed person in his or her capacity as a director of the Company, nor as a result of voting for any such appointee in accordance with the provisions of this Agreement.

Section 2.4 Chairperson. For so long as the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, the Founders Directors shall have the right to designate the Chairperson of the Board. The Chairperson may, but is not required to, be a Founders Director.

Section 2.5 Committee Representation. The Parties agree that (i) the Sponsor Director will serve on the audit committee of the Board if such Sponsor Director complies with the Independent Requirements or on the Nominating and Corporate Governance Committee (or any other committee with similar functions if a Nominating and Corporate Governance Committee is not formed by the Company following the Effective Date) and (ii) for so long as the Founders Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, the Founders Directors shall have the right to appoint one (1) Founders Director to serve on each committee of the Board, provided that, in each case of items (i) and (ii), such appointment complies with the applicable rules of Nasdaq and the Commission that apply to “foreign private issuers” (as defined in Rule 3b-4 of the Exchange Act).

Section 2.6 Vacancies and Removal.

(a) For so long as (i) the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, then each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding shall have the exclusive right to (1) request the removal from the Board of the Founders Directors, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board, and (2) appoint or nominate for appointment or election to the Board a Director to fill the vacancy resulting from such removal or any other vacancies created by reason of death or resignation of any then-serving Founders Director, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board. The Parties shall take all Necessary Action to cause (1) any such removal of any such Founders Director, Crescera Director or Inovabra Director, as the case may be, from the Board, and (2) any such vacancies on the Board to be filled by replacement Directors nominated by each such nominating Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, in each case, as promptly as reasonably practicable.

(b) The Sponsor shall have the exclusive right to (1) request the removal from the Board of the Sponsor Director whom it had originally nominated to the Board and (2) appoint or nominate for election to the Board a Director to fill the vacancy of such removal or any other vacancies created by reason of death or resignation of any then-serving Sponsor Director whom it had originally nominated to the Board. The Parties shall take all Necessary Action to cause (1) the removal of any such Sponsor Director from the Board, and (2) any such vacancy to be filled by a replacement Sponsor Director nominated by the Sponsor, in each case, as promptly as reasonably practicable.

Section 2.7 Board Meeting Expenses. The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to this Agreement in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

Section 2.8 Director Indemnification. As promptly as reasonably practicable following the Effective Date, and from time to time, the Company shall enter into an indemnification agreement in form and substance reasonably satisfactory to the Parties hereto with each Founders Director, each Growth Investors Director and the Sponsor Director, indemnifying and holding harmless each such Director and his/her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Directors or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Subsidiary of the Company. Such indemnification agreements shall reflect that (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Directors are primary, and any obligation of the Directors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Director are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between the Company and the Directors or the Organizational Documents of the Company and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Directors from any and all claims against any of the Directors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 2.9 D&O Insurance. The Company shall (a) purchase directors’ and officers’ liability insurance from time to time in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.10 Controlled Company Exception. At all times at which the Company is Controlled Company Eligible and for so long as requested by the Founders, the Company shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of Nasdaq or any other exchange on which the Shares are then listed and shall comply with all requirements under Law and all disclosure requirements to take such actions.

Section 2.11 Foreign Private Issuer Exception. At all times at which the Company is eligible to qualify as a “foreign private issuer” (as defined in Rule 3b-4 of the Exchange Act) and for so long as requested by the Founders, the Company shall take all Necessary Action to avail itself of all “foreign private issuer” exemptions to the rules of Nasdaq or any other exchange on which the Shares are then listed and shall comply with all requirements under Law and all disclosure requirements to take such actions

Section 2.12 Sharing of Information. Each of the Company, the Founders, the Growth Investors and the Sponsor agree and acknowledge that the Founders Directors, the Growth Investors Directors and the Sponsor Director may share, on a need-to-know basis, confidential, non-public information about the Company and its Subsidiaries with the Founders, Crescera, Inovabra, the Sponsor, and their Representatives, respectively.

ARTICLE III

CERTAIN COVENANTS

Section 3.1 Corporate Opportunities.

(a) From and after the Effective Date and for so long as any of the Founders Directors, the Sponsor Director, the Crescera Director or the Inovabra Director continue to serve on the Board, (i) the Board will renounce to the fullest extent permitted by Law any interest or expectancy of the Company in, or in being communicated about, presented with or offered an opportunity to participate in, any corporate opportunities of the Company or its Subsidiaries that are presented to any such Director or any directors, officers or employees of the Founders Group, the Sponsor Group, the Crescera Group or the Inovabra Group, as the case may be; and (ii) in the event that any such Director or any director, officer or employee of the Founders Group, the Sponsor Group, the Crescera Group or the Inovabra Group acquires knowledge of a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Director shall, to the fullest extent permitted by Law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its Affiliates or shareholders and, to the fullest extent permitted by Law, shall not be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any duty (fiduciary, contractual or otherwise) as a shareholder, director or officer of the Company solely by reason of the fact that such Director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (including, without limitation, any member of the Founders Group) or does not present such opportunity to the Company or any of its Affiliates or shareholders.

(b) For the purposes of this Section 3.1, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company and its Subsidiaries are financially able to undertake, which are, from their nature, in the line of data analytics and artificial intelligence, are of practical advantage to it and are ones in which the Company and its Subsidiaries would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the relevant Party or its respective directors, officers or employees, the self-interest of the such relevant Party or any of its directors, officers or employees will or could be brought into conflict with that of the Company and its Subsidiaries.

Section 3.2 No Share Transfer Restrictions. Except as otherwise contemplated by the Transaction Agreements and the Company’s Organizational Documents, the Company will not, without the prior written consent of the Founders and the Growth Investors, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of the Founders or the Growth Investors to freely Transfer their Shares in accordance with applicable Laws or would restrict or limit the rights of any transferee of the Founders or the Growth Investors (as applicable) as a holder of Shares. Without limiting the generality of the foregoing, other than to ensure compliance with applicable Laws, the Company will not, without the prior written consent of the Founders and the Growth Investors, take any action, or take any action to recommend to its shareholders any action, which would among other things, limit the legal rights of, or deny any benefit to, the Founders or the Growth Investors as Company shareholders either (a) solely as a result of the amount of Shares owned by the Founders or the Growth Investors or (b) in a manner not applicable to the Company shareholders generally.

ARTICLE IV

DISCLOSURE; ACCESS TO INFORMATION

Section 4.1 Disclosure and Financial Information(a) . Except as otherwise contemplated by the Transaction Agreements and the Company’s Organizational Documents, for so long as the Founders Group hold a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, no (a) reports, notices and proxy (or equivalent thereof) and information statements to be sent or made available by the Company or its Subsidiaries to its or their respective security holders and (b) registration statements and prospectuses to be filed by the Company or its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (a) and (b) are referred to in this Agreement as “Company Public Documents”) or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by the Founders will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of the Founders other than to ensure compliance with applicable Laws.

Section 4.2 Access to Information.

(a) For so long as (i) the Founders Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding and, in each case, no Director appointed by such Group who does not meet the Independent Requirements is then serving on the Board:

(i) the Company shall permit, unless prohibited by applicable Law, the Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

(ii) the Company shall, and shall cause its Subsidiaries to, provide the Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, in addition to other information that might be reasonably requested by written inquiry by such Party, from time to time (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (ii) access to the executive officers of the Company from time to time at reasonable times and upon reasonable notice to discuss the Company’s annual business plan and operating budget, and (iii) updates with respect to, and access to other information regarding, progress on the Company’s projects and related technology development roadmap.

(b) For so long as (i) the Founders Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding:

(i) the Company, upon the reasonable request of each such Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, shall make available to such requesting Party all information, records and documents in its possession that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries or any member of of such Party’s Group, as the case may be; and

(ii) each such Party, upon the reasonable request of the Company, shall make available to the Company all information, records and documents in the possession of such Party’s Group that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries.

Section 4.3 Confidentiality.

(a) The Founders, Crescera, Inovabra and the Sponsor shall not, and shall cause each member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group not to, disclose any confidential non-public information provided to the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, or to any Founders Director, the Crescera Director, the Inovabra Director and the Sponsor Director, respectively, in each case, pursuant to the terms of this Agreement, to any Person outside of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, respectively.

(b) Notwithstanding the foregoing, any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group shall be permitted to disclose such information to its directors, officers or employees, and any other member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group and any Founders Director, the Crescera Director, the Inovabra Director and Sponsor Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, and are bound by an obligation to maintain confidentiality with respect to such information.

(c) Any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group shall be permitted to disclose any confidential non-public information to any Person outside of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, respectively, (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any such member, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition of Shares by any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, as applicable.

ARTICLE V

EFFECTIVENESS

Section 5.1 Condition to Effectiveness. This Agreement is being executed on the date hereof and shall automatically become effective upon, but only upon, the consummation of the transactions contemplated by the Business Combination Agreement and the Business Combination (such date, the “Effective Date”). If the Business Combination Agreement is terminated pursuant to its terms, this Agreement shall be void and of no further force or effect. For the avoidance of doubt, the Parties hereby acknowledge that any shareholders agreement relating to Semantix in effect prior to the Effective Date shall be terminated and be with no force or effect as from the Effective Date.

ARTICLE VI

TERMINATION

Section 6.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the written mutual agreement of all of the parties hereto and on the date specified in such agreement;

(b) with respect to (i) the Founders, if the Founders Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; (ii) Crescera, if the Crescera Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; (iii) Inovabra, if the Inovabra Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; and (iv) the Sponsor Group, the earlier of (x) three (3) years as from the Effective Date or (y) the date on which the Sponsor Group no longer holds any Shares; provided, in each of the foregoing cases, that:

(i) such Party shall remain bound by the surviving provisions set forth in Section 6.2; and

(ii) if following such termination with respect to one or more Parties, there still remain two or more Parties bound by the provisions of this Agreement (in addition to the surviving provisions set forth in Section 6.2), this Agreement shall continue in full force and effect as between such remaining Parties.

(c) if the Founders Group, the Crescera Group and the Inovabra Group collectively hold a number of Shares representing less than forty percent (40%) of the Shares then issued and outstanding; or

(d) upon the death or Permanent Disability of Leonardo Santos.

Section 6.2 Survival. If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 6.2, Section 2.1(b), Section 2.2(b), Section 2.6, Section 2.7, Section 2.12, Section 3.1, Section 4.3 (which shall survive for one (1) year after the termination of this Agreement) and Article VI, and (ii) the rights with respect to the breach of any provision hereof by the Company.

Section 6.3 Consequences of TerminationSection 6.4 . Upon the termination of this Agreement, no Party shall have any claim against any other Party under this Agreement, except for any claim arising from any breaches by such other Party of:

(a)	this Agreement on or prior to such termination; or

(b)	the surviving provisions set forth in Section 6.2 after such termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment and Waiver. This Agreement may be amended by the Company, the Founders and the Growth Investors at any time by execution of an instrument in writing signed on behalf of each of the Company, the Founders and the Growth Investors. In addition, any proposed amendment to Sections 2.1, Section 2.2(c), Section 2.3 (solely as it relates to the Sponsor Group), Section 2.5 (solely as it relates to the Sponsor Group), Section 2.6(b), Section 2.8, 2.12 or 4.3 (solely as it relates to the Sponsor Group), Section 6.1, this Article VII or any definitions to the extent used therein (including the definition of “Sponsor”, “Sponsor Director”, “Sponsor Group”, the final sentence of the definition of “Affiliate” and the proviso to the definition of “Necessary Action”) shall also require the written consent of the Sponsor (unless, for the avoidance of doubt, if this Agreement is terminated with respect to the Sponsor pursuant to Section 6.1(b) above).

Section 7.2 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 7.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

Section 7.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement amends and restates the Prior Agreement in its entirety and constitutes the full and entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any rights, interests or obligations that may accrue to the Parties hereunder may be transferred or assigned by any Party without the prior written consent of the other Parties hereto and any attempted assignment without such consent shall be null and void and of no effect; provided that each Founder, each Growth Investor and the Sponsor may assign any and all of their respective rights under this Agreement, together with Transferring their respective Shares, to any member of its respective Group (each, a “Transferee”). A Founder, a Growth Investor or the Sponsor (as applicable) shall give written notice to the Company of its transfer of rights under this Section 7.4 no later than five (5) Business Days after such Person enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Transferee and identify the amount of Shares transferred and the scope of rights being transferred under this Section 7.4. In connection with any such transfer, the term “Founders”, “Growth Investors” or “Sponsor” as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Transferee, be deemed to refer to such Transferee. A Founder, a Growth Investor or the Sponsor (as applicable) and any Transferee may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above. A Founder, a Growth Investor or the Sponsor (as applicable) shall cause Transferee to execute and deliver to the Company a joinder agreement in form and substance of Exhibit A attached hereto and agree to be bound by the terms and conditions of this Agreement.

Section 7.5 Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than the Founders or the Growth Investors (as applicable)), pursuant to a transaction or series of related transactions in which any member of the Founders Group, the Crescera Group, the Inovabra Group or the Sponsor Group (as applicable) receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Shares held by any member of the Founders Group, the Crescera Group, the Inovabra Group or the Sponsor Group (as applicable), all of the rights of the Founders, the Growth Investors and the Sponsor set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by the Founders, the Growth Investors and the Sponsor pursuant to such transaction or series of related transactions. The Company agrees that, without the consent of the Founders, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 7.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 7.7 Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that a party hereto shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

Section 7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)	if to the Company, to:

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, ZIP05423-180

Attention: Depto. Jurídico

Email: juridico@semantix.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Filipe Areno

Email: filipe.areno@skadden.com

(b)	if to the Founders, to:

Rua Treze de Maio, n° 1203, Apartamento 802

São Paulo, São Paulo, Brazil, ZIP 01327-001

Attention: Leonardo Augusto Oliveira Dias

Email: loliveira@semantix.com.br

(c)	if to Crescera, to:

Crescera Growth Capital Ltda.

Rua Anibal de Medonça, nº 27, 2º andar

Rio de Janeiro, Rio de Janeiro, Brazil, ZIP 22410-050

Attention: Jaime Cardoso Danvila; Priscila Pereira Rodrigues

Email:       jaime.cardoso@crescera.com

         priscila.rodrigues@crescera.com

(d)	if to Inovabra, to:

2B Capital S.A.

Avenida Presidente Juscelino Kubitschek, 1309, 10º andar

São Paulo, São Paulo, Brazil, ZIP: 04543-011

Attention: Rafael Padilha; Leandro Kakumu Kayano

Email:       rafael.padilha@bradescobbi.com.br;

          lkayano@2bcapital.com.br

(e)	if to Sponsor, to:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention: Alec Oxenford

Email: alec@alpha-capital.io

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell, LLP

450 Lexington Avenue

New York, NY 10017

Attention: Daniel Brass

        Derek Dostal

Email:      daniel.brass@davispolk.com

        derek.dostal@davispolk.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 7.8 is used, the earliest notice date established as set forth in this Section 7.8 shall control.

Section 7.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 7.10 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 7.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 7.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 7.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h) references to “day” or “days” are to calendar days;

(i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j) references to a Person are also to its successors and permitted assigns; and

(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

Section 7.13 Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by a Founder in its capacity as a shareholder of the Company or indirect shareholder of any of its Subsidiaries or Affiliates.

Section 7.14 No Joint and Several Liability. Notwithstanding any other provision of this Agreement, (i) all representations, warranties, covenants and obligations of each Founder or Growth Investor (as applicable) are several and not joint, and in no event shall a Founder or Growth Investor (as applicable) have any responsibility or liability with respect to the acts or omissions of the other Founders or Growth Investor (as applicable), (ii) all rights of each Founder or Growth Investor (as applicable) are several and not joint, and in no event shall a Founder or Growth Investor (as applicable) have any interest with respect to a right or property of the other Founders or Growth Investor (as applicable), and (iii) any liability pursuant to this Agreement that has to be allocated between the Founder or Growth Investor (as applicable) shall be allocated to each Founder or Growth Investor (as applicable) pro rata based on the percentage of the equity ownership of each Founder or Growth Investor (as applicable) in the Company.

Section 7.15 Founders Group Representative. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally authorizes and appoints Leonardo Santos as representative of the Founders Group for all purposes of this Agreement. Any action taken or any exercise of powers under this Agreement by Leonardo Santos shall be binding on each other Founder for purposes thereof, shall be deemed to be taken or exercised by each other Founder, and the Company and each other party hereto shall be entitled to assume that any action taken by Leonardo Santos for purposes of this Agreement is binding on all of the Founders, and the parties hereto shall be entitled to rely on the same without being required to make further enquiries in respect thereof. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Founder may have against Leonardo Santos in relation to the performance (or non-performance) of any of the rights and duties of his duties as representative of each other Founder pursuant to this Section 7.15, except in the case of fraud or willful misconduct by Leonardo Santos.

[The remainder of this page is intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Second Amended and Restated Shareholders Agreement on the day and year first above written.

ALPHA CAPITAL HOLDCO COMPANY

/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

DDT INVESTMENTS LTD.

/s/ Leonardo Dos Santos Poça D´Água
Name: Leonardo Dos Santos Poça D´Água Title: Authorized Signatory

CUMORAH Group Ltd.,

/s/ Leonardo Dos Santos Poça D´Água
Name: Leandro Dos Santos Poça D´Água
Title: Authorized Signatory

ETZ CHAIM INVESTMENTS LTD.

/s/ Leonardo Dos Santos Poça D´Água
Name: Leonardo Augusto Oliveira Dias Title: Authorized Signatory

CRESCERA GROWTH CAPITAL MASTER SEMANTIX FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

/s/ Jaime Cardoso Danvila
Crescera Growth Capital Ltda. Name: Jaime Cardoso Danvila
Title: Director

[Signature Page to Second A&R Shareholders Agreement]

CRESCERA GROWTH CAPITAL MASTER SEMANTIX FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

/s/ Priscila Pereira Rodrigues
Crescera Growth Capital Ltda. Name: Priscila Pereira Rodrigues
Title: Director

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR

/s/ Manuel Maria Pulido Garcia Ferrao de Sousa 2B Capital S.A. Name: Manuel Maria Pulido Garcia Ferrao de Sousa
Title: Executive Principal

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR

/s/ Leandro Kakumu Kayano 2B Capital S.A. Name: Leandro Kakumu Kayano
Title: Principal

ALPHA CAPITAL SPONSOR LLC

/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Manager

[Signature Page to Second A&R Shareholders Agreement]

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Second Amended and Restated Shareholders Agreement dated as of August 1, 2022 (as the same may be amended from time to time, the “Shareholders Agreement”) among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands (together with DDT Investments Ltd. and Cumorah Group Ltd., the “Founders”), Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil (“Crescera”), Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil (“Inovabra” and, together with Crescera, the “Growth Investors”), and Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with Company, the Founders and the Growth Investors, the “Parties”, and each a “Party”).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the shareholder from whom it has acquired Shares (to the extent permitted by the Shareholders Agreement) as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________, 20[ ]
[NAME OF JOINING PARTY]
By:
Name:
Title:

Address for Notices:

AGREED ON THIS [     ] day of [     ], 20[     ]:

By:

Name:

Title: